                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT (this "Amendment"), dated as of July 30, 2001 to the Rights Agreement, dated as of July 26, 2001 (the "Rights Agreement"), by and between Kerr-McGee Holdco, Inc., a Delaware corporation (the "Company"), and UMB Bank, N.A., as Rights Agent (the "Rights Agent").

                                 R E C I T A L S

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof; and

         WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below.

                                A G R E E M E N T

         NOW THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. Section 1(n) of the Rights Agreement is hereby amended by deleting the words "Certificate of Designation" in the third line thereof and by inserting the text "Amended and Restated Certificate of Incorporation".

         2. Exhibit A to the Rights Agreement is hereby amended by deleting the text of such exhibit in its entirety and replacing it with Exhibit A to this Amendment.

         3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         5. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

         6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agreement under the terms and conditions of the Rights Agreement.

         [The remainder of this page has been intentionally left blank]

         IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                                       KERR-McGEE HOLDCO, INC.


                                       By:
                                             GREGORY F. PILCHER
                                       -----------------------------------------
                                       Name:  Gregory F. Pilcher
                                       Title: Senior Vice President,
                                              Secretary and General Counsel


                                       UMB BANK, N.A.


                                       By:
                                              K. SCOTT MATHEWS
                                       -----------------------------------------
                                       Name:  K. Scott Mathews
                                       Title: Vice President

                                                                       Exhibit A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             KERR-MCGEE HOLDCO, INC.

(ORIGINALLY INCORPORATED ON MAY 11, 2001 UNDER THE NAME KING HOLDCO, INC. THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WAS DULY ADOPTED IN ACCORDANCE WITH SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

         FIRST:   The name of the corporation is:

                             KERR-MCGEE CORPORATION

         SECOND: The registered office of the corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware 19801.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (1) The total number of shares of all classes of stock which the corporation shall have the authority to issue is 340,000,000, of which 40,000,000 shares shall be preferred stock, without par value, and 300,000,000 shall be common stock of the par value of $1.00 per share.

         Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware.

         (2) The preferred stock may be issued from time to time in one or more series. The resolution or resolutions of the Board of Directors providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this certificate of incorporation, the voting power, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  i) the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

                  ii) the rate of dividends payable on shares of such series, the dates on which such dividends shall be paid, and whether such dividends shall be cumulative or noncumulative;

                  iii) the full or limited voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

                  iv) the right, if any, of the corporation to redeem shares of such series and the terms and conditions of such redemption;

                  v) the obligations, if any, of the corporation to retire shares of such series pursuant to a retirement or sinking fund of a similar nature or otherwise and the terms and conditions of such obligation;

                  vi) the terms and conditions, if any, upon which the shares of such series shall be convertible into shares of stock of any other class or series including the conversion rate and the term of adjustment thereof, if any;

                  vii) the amount which the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation;

                  viii) the relative priority of the shares of such series to shares of other classes or series with respect to dividends or upon the dissolution of or the distribution of assets of the corporation; and

                  ix) and other rights and qualifications, preferences and limitations or restrictions of the shares of such series;

                           so far as not inconsistent with the provisions of this certificate of incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

         (3) Except as otherwise provided in this paragraph (3), no direct or indirect purchase by the corporation from any Interested Stockholder (as hereinafter defined) of shares of common stock of the corporation beneficially owned by such Interested Stockholder for less than two years prior to the date of such purchase shall be made at a per share price in excess of Fair Market Value (as hereinafter defined) at the time of such purchase unless such purchase is approved by the affirmative vote of not less than a majority of the Voting Stock (as defined in Article THIRTEENTH) held by Disinterested Stockholders (as hereinafter defined).

         The provisions of this paragraph (3) shall not apply to (i) any offer to purchase made by the corporation which is made on the same terms and conditions of the holders of all shares of common stock of the corporation, or
(ii) any open market purchases by the corporation of shares of its common stock at prevailing market prices.

         The provisions of this paragraph (3) shall not be amended without the affirmative vote of (a) not less than a majority of the Voting Stock entitled to vote thereon and (b) not less than a majority of the Voting Stock entitled to vote thereon held by Disinterested Stockholders.

         For purposes of this paragraph (3); I) the terms "INTERESTED STOCKHOLDER" shall have the meaning of "Related Person" set forth in paragraph
(B)(3) of Article THIRTEENTH except that the percent of Voting Stock referred to in clauses (a) and (b) of such definition shall be five percent (5%) rather than ten percent (10%); (ii) the term "FAIR MARKET VALUE" shall have the meaning set forth in paragraph (B)(9) of Article THIRTEENTH except that "Fair Market Value" shall mean the highest sale price or bid quotation during the five-trading day period preceding the date of the purchase of the stock; and (iii) the terms "DISINTERESTED STOCKHOLDERS" means those holders of the Voting Stock, none of which is an Interested Stockholder.

         (4)      SERIES B PREFERRED STOCK

                  SECTION 1. DESIGNATION AND AMOUNT. There shall be designated a series of preferred stock as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

                  SECTION  2. DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of preferred stock of the corporation (the "Preferred Stock") (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of common stock of the corporation (the "Common Stock") and of any other stock of the corporation ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series B Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  SECTION 3. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in this certificate of incorporation or required by law, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the corporation are entitled to vote. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in this certificate of incorporation or in any other certificate of designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  SECTION 4. CERTAIN RESTRICTIONS.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                           (i) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking junior (as to dividends) to the Series B Preferred Stock;

                           (ii) declare or pay dividends, or make any other
                  distributions, on any shares of stock ranking on a parity (as to dividends) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock or rights, warrants or options to acquire such junior stock;

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  SECTION 5. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

                  SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the corporation ranking junior, upon liquidation, dissolution or winding up, to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series B liquidation preference and the liquidation preferences of all other classes and series of stock of the corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the corporation shall at any time after July 9,

1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 7. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the corporation shall at any time after July 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  SECTION 8. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable from any holder.

                  SECTION 9. RANK. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the corporation, junior to all other series of Preferred Stock and senior to the Common Stock.

                  SECTION 10. AMENDMENT. If any proposed amendment to this certificate of incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely, then the holders of the Series B Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

                  SECTION 11. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

         (5) PREEMPTIVE RIGHTS. Neither the holders of preferred stock nor the holders of common stock shall have any preemptive rights, and the corporation shall have the right to issue and sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of preferred stock or common stock.

         FIFTH: (1) The business and affairs of the corporation shall be managed by a Board of Directors. The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of the majority of the Board of Directors, but shall not be fixed at a number less than three.

                  The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of the first class to expire at the 1999 annual meeting of the stockholders, the term of office of the second class to expire at the 2000 annual meeting of the stockholders, and the term of office of the third class to expire at the 2001 annual meeting of the stockholders, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring st the annual meeting of the stockholders held in the third year following the year of their election.

                  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  Directors may be removed only for cause, and then only by the affirmative vote of at least 75 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

         (2) Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation (including any certificate of designations relating to any series of preferred stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

         SIXTH: The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Article FIFTH, Article SIXTH, and Article FOURTEENTH of this certificate of incorporation or to adopt any provision inconsistent therewith.

         SEVENTH: (1) (a) The corporation shall, to the full extent permitted by the Laws of the State of Delaware as then in effect or, if less stringent, in effect on December 31, 1985 ("Delaware Law"), and as more fully described in the By-Laws, indemnify any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation, by reason of the fact that the Indemnitee is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer, employee, trustee, partner, or other agent of any other enterprise or legal person (any such action, suit or proceeding being herein referred to as a "Legal Action") against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Legal Action or its investigation, defense or appeal (herein called "Indemnified Expenses"), if the Indemnitee has met the standard of conduct necessary under Delaware Law to permit such indemnification. Rights to indemnification shall extend to the heirs, beneficiaries, administrators and executors of any deceased Indemnitee.

                  For purposes of this Section, reference to "any other enterprise or legal person" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

                  (b) The Indemnified Expenses shall be paid by the corporation in advance as shall be appropriate to permit Indemnitee to defray such expenses currently as incurred, provided the Indemnitee agrees in writing that in the event it shall ultimately be determined as provided hereunder that Indemnitee was not entitled to be indemnified, then Indemnitee shall promptly repay to the corporation such amounts so paid.

                  (c) Any amendment, repeal or modification of this Article SEVENTH, the corporation's By-Laws or any applicable provision of Delaware Law, or any other instrument, which eliminates or diminishes the indemnification rights provided for in this Article

SEVENTH shall be ineffective as against an Indemnitee with respect to any Legal Action based upon actions taken or not taken by the Indemnitee prior to such repeal or the adoption of such modification or amendment. The provisions of this Article SEVENTH, Section (1) shall be applicable to all Legal Actions made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article SEVENTH, Section (1) shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this Article SEVENTH, Section (1) and the relevant provisions of Delaware Law and other applicable law, if any, are in effect. If any provision of this Article SEVENTH, Section (1) shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article SEVENTH, Section (1) shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this certificate of incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the corporation that indemnification of any person whom the corporation is obligated to indemnify pursuant to subsection (a) of this Article SEVENTH, Section (1) shall be made to the fullest extent permitted by law.

                  (d) The corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article SEVENTH, Section (1) against any liability asserted against such person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH, Section (1) or otherwise.

         (2) To the full extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification.

         EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under
Section 79 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         NINTH:    [Reserved]

         TENTH:    [Reserved]

         ELEVENTH: [Reserved]

         TWELFTH:  [Reserved]

         THIRTEENTH: The vote of the stockholders of the corporation required to approve any Business Transaction shall be as set forth in this Article THIRTEENTH. Each capitalized term shall have the meaning ascribed to it in Paragraph (B) of this Article.

         (A) Notwithstanding any provision of law or any other provision of this certificate of incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any particular class or series of Voting Stock by law or by this certificate of incorporation, the affirmative vote of the holders of not less than 51% of the outstanding shares of Voting Stock of the corporation beneficially owned by stockholders other than the Related Person shall be required for the approval or authorization of any Business Transaction; provided, however, that such 51% voting requirement shall not be applicable to any Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law, any other provision of this certificate of incorporation, any preferred stock designation or any agreement with any national securities exchange, if, in the case of a Business Transaction that does not involve any cash or other consideration being received by the stockholders of the corporation solely in respect of their ownership of shares of Voting Stock of the corporation, the condition specified in the following paragraph (1) is satisfied, or, in the case of any other Business Transaction, the conditions specified in either of the following paragraphs (1) and (2) are satisfied.

                  (1) The Continuing Directors at the time of such Business Transaction constitute at least a majority of the Board of Directors of the corporation and such Business Transaction shall have been approved by a majority vote of the Continuing Directors; or

                  (2)(a) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including common stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Related Person and, if the Related Person beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

                  (b) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of common stock in such Business Transaction shall be at least equal to the highest of the following (it being intended that the requirements of this clause (A)(2)(b) shall be required to be met with respect to all shares of common stock outstanding whether or not the Related Person has acquired any shares of the common stock):

                           i) If applicable, the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of common stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with in the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher; or

                           ii) The Fair Market Value per share of common stock
                  on the Announcement Date or on the Determination Date, whichever is higher; and

                  (c) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this clause (A)(2)(c) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Related Person has previously acquired any shares of a particular class or series of Voting Stock):

                           i) If applicable, the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Related Person which were acquired beneficially by such Related Person (x) with the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became a Related Person, whichever is higher;

                           ii) If applicable, the highest preferential amount
                  per share to which the holders of share of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

                           iii) The Fair Market Value per share of such class or
                  series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

                  (d) After such Related Person has become a Related Person and prior to the consummation of such Business Transaction:

                           i) Such Related Person shall not have become the
                  Beneficial Owner of any additional shares of Voting Stock of the corporation, except as part of the transaction in which it became a Related Person or upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split; and

                           ii) Such Related Person shall not have received the
                  benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the corporation or any Subsidiary, whether in anticipation of or in connection with such Business Transaction or otherwise; and

                           iii) Such Related Person shall not have caused any
                  material change in the corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the corporation to any third party; and

                           iv) There shall have been (aa) no failure to declare
                  and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock, and (bb) no reduction in the annual rate of dividends paid on common stock (after giving effect to any reclassification, including any reverse stock split, recapitalization, reorganization or similar transaction which has the effect of enlarging or reducing the number of outstanding shares of common stock), unless such failure or reduction shall have been approved by a majority of the Continuing Directors; and

                  (e) A proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the corporation is then subject to such requirements, shall be mailed at least thirty (30) days prior to the consummation of such Business Transaction to the public stockholders of the corporation and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, if any, may choose to state and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Transaction from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the corporation upon receipt of such opinion, to be unaffiliated with such Related Person, and, if there are at the time any Continuing Directors, to be selected by a majority of the Continuing Directors).

         (B)      or purposes of this Article THIRTEENTH:

                  (1)      The term "BUSINESS TRANSACTION" shall mean:

                           (a) Any merger or consolidation of the corporation or
                  any Subsidiary with (i) any Related Person or (ii) any other corporation or entity (whether or not itself a Related Person) which is, or after such merger or consolidation, would be, an Affiliate of a Related Person;

                           (b) Any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or in a series of transactions) to or with any Related Person or any Affiliate of any Related Person of assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

                           (c) The adoption of any plan or proposal for the
                  liquidation or dissolution of the corporation proposed by or on behalf of a Related Person or any Affiliate of the Related Person;

                           (d) The issuance of or transfer by the corporation or
                  any Subsidiary (in one transaction or in a series of related transactions) of any securities of the corporation or any Subsidiary to a Related Person, or any Affiliate of a Related Person, in exchange for cash, securities or other property (or a combination thereof) having a Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the corporation or any Subsidiary which were not acquired by such Related Person (or such Affiliate) from the corporation or a Subsidiary;

                           (e) Any reclassification of securities (including any
                  reverse stock split), or recapitalization or reorganization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any self tender offer for or repurchase of securities of the corporation or any Subsidiary by the corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person or any Affiliate of any Related Person;

                  (2) A "PERSON" shall mean any individual, firm, corporation, group (as such term is used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984) or other entity.

                  (3) "RELATED PERSON" shall mean any person (other than the corporation or any Subsidiary or any employee benefit plan of the corporation or any Subsidiary) who or which:

                           (a) Is the beneficial owner, directly or indirectly,
                  of more than ten percent of the combined voting power of the then outstanding shares of Voting Stock; or

                           (b) Is an Affiliate of the corporation and at anytime
                  within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                           (c) Is an assignee of or has otherwise succeeded to
                  the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by a Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (4)      A person shall be a "BENEFICIAL OWNER" of any Voting
                           Stock:

                           (a) Which such person or any of its Affiliates or
                  Associates beneficially owns, directly or indirectly; or

                           (b) which such person or any of its Affiliates or
                  Associates has (a) the right to acquire (whether or not such right is exercisable immediately), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                           (c) which are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  (5) For the purposes of determining whether a person is a Related Person pursuant to Paragraph (B)(3) of this Article THIRTEENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Related Person through application of Paragraph (B)(4) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (6) "AFFILIATE" and "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 31, 1984.

                  (7) "SUBSIDIARY" shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by this corporation or by a Subsidiary or by this corporation and one or more Subsidiaries; provided, however, that for the proposes of the definition of Related Person set forth in Paragraph (B)(3) of this Article THIRTEENTH, the term

         "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.

                  (8) "CONTINUING DIRECTOR" shall mean any member of the Board of Directors of this corporation who is unaffiliated with, and not a nominee of, the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, the Related Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

                  (9) "FAIR MARKET VALUE" shall mean: (1) in the case of stock, the highest closing sale price during the 30-day period preceding the date in question of a share of such stock on the Composite Tape of New York Stock Exchange-Listed stocks, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

                  (10) In the event of any Business Transaction in which the corporation survives, the phrase "any consideration other than cash to be received" as used in Paragraph (A)(2)(b) and (A)(2)(c) of this Article THIRTEENTH shall include the shares of common stock and/or the share of any other class of outstanding Voting Stock retained by the holders of such shares.

                  (11) "ANNOUNCEMENT DATE" shall mean the date of first public announcement of the proposed Business Transaction.

                  (12) "DETERMINATION DATE" shall mean the date on which the Related Person became a Related Person.

                  (13) "CONSUMMATION DATE" shall mean the date of the consummation of the Business Transaction.

                  (14) The terms "VOTING STOCK" shall mean all outstanding shares of capital stock of all classes and series of the corporation entitled to vote generally in the election of directors of the corporation, in each case voting together as a single class.

         (C) If the Continuing Directors constitute at least a majority of the Board of Directors of the corporation, a majority of such Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article THIRTEENTH, including, without limitation:

                  (1) Whether a person is a Related Person;

                  (2) The number of shares of Voting Stock beneficially owned by any person;

                  (3) Whether a person is an Affiliate or Associate of another person;

                  (4) Whether the requirements of (A) of this Article THIRTEENTH have been met with respect to any Business Transaction; and

                  (5) Whether the assets which are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $10,000,000 or more. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article THIRTEENTH.

         (D) Nothing contained in this Article THIRTEENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

         (E) Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of (1) the holders of at least 51% of the Voting Stock, voting together as a single class, and (2) the holders of a least 51% of the Voting Stock, voting together as a single class, other than shares of Voting Stock beneficially owned by a Related Person, shall be required to alter, amend or repeal this Article THIRTEENTH or to adopt any provision inconsistent therewith.

         FOURTEENTH: Any action required or permitted to be taken by the holders of the common stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

         FIFTEENTH: Notwithstanding anything contained in this certificate of incorporation to the contrary, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article FIFTH, Article SIXTH, Article FOURTEENTH or this Article FIFTEENTH or to adopt any provision inconsistent therewith.

I, the undersigned, _________________________________, Secretary of KERR-MCGEE
HOLDCO, INC. a Delaware corporation, do hereby certify that the foregoing is a full, true, and correct copy of the Restated Certificate of Incorporation of said Corporation in effect on the date of this certificate.

Given under my hand and seal of the Corporation this ______ day of _________________, _____.



                                                 -------------------------------
                                                 Secretary

(SEAL)




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